Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF CONVERSION

FROM A LIMITED PARTNERSHIP TO A

CORPORATION PURSUANT TO SECTION 265 OF

THE DELAWARE GENERAL CORPORATION LAW

1)	The jurisdiction where the Limited Partnership first formed is Delaware.

2)	The jurisdiction immediately prior to filing this Certificate is Delaware.

3)	The date the Limited Partnership first formed is May 8, 2012.

4)	The name of the Limited Partnership immediately prior to filing this Certificate is Hi-Crush Partners LP.

5)	The name of the Corporation as set forth in the Certificate of Incorporation is Hi-Crush Inc.

6)	The effective time and date of the conversion of the Limited Partnership from a Delaware limited partnership to a Delaware corporation is 4:01 p.m., Eastern Standard Time, on May 31, 2019.

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the converting Limited Partnership have executed this Certificate on the 31st day of May, A.D. 2019.

By:	/s/ Mark C. Skolos

Name:	Mark C. Skolos
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Title:	General Counsel, Chief Compliance Officer and Secretary
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